Exhibit n
Consent of Independent Registered Public Accounting Firm
We consent to the references to our firm under the caption “Independent Registered Public Accounting Firm” and to the inclusion of our report dated January 25, 2008, with respect to the financial statements of Tortoise Gas and Oil Corporation as of November 30, 2007 in Pre-effective Amendment No. 1 to the Registration Statement (Form N-2 No. 333-146774) under the Securities Exchange Act of 1933, related to the offering of common stock.

/s/ Ernst & Young LLP

Kansas City, Missouri
May 16, 2008